 Employment Agreement

Granger Cobb

August 31, 2007

This Employment Agreement (“Agreement”), effective as of the Effective Date (as defined below), sets forth the terms and conditions under which Emeritus Corporation, a Washington corporation, (“Emeritus”), and its subsidiaries (the “Subsidiaries”), as designated from time to time by the Board of Directors of Emeritus (the “Board”), agree to employ Granger Cobb (“Employee”) to provide the services specified hereunder.  Emeritus and the Subsidiaries are sometimes collectively referred to herein as the “Company.”

Each of Employee and Emeritus is sometimes referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Emeritus desires to employ Employee as President and Co-Chief Executive Officer of the Company and Employee desires to be employed as President and Co-Chief Executive Officer of the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Parties agree as follows:

AGREEMENT

1.
Service Period.  Employee agrees to perform the duties of the Company’s President and Co-Chief Executive Officer (“CO-CEO”), for the period beginning on the Effective Date and ending on December 31, 2011 or earlier termination pursuant to Section 7 below (the “Initial Service Period”); provided, however, that, in the absence of termination, the Service Period shall be extended for successive 12-month terms (subject to the provisions of Section 7 below) so long as neither Employee nor Emeritus gives written notice of non-renewal to the other Party not less than 90 days prior to the then-current expiration date of the Service Period (each an “Extension Period” and together with any and all other Extension Periods, the “Extended Service Period”).  The Initial Service Period and the Extended Service Period, if any, are collectively referred to herein as the “Service Period.”  If such notice of non-renewal is given, this Agreement shall expire at the end of the Initial Service Period or then-current Extension Period, as the case may be.  The last day of the Service Period, including any earlier date of termination pursuant to Section 7, is referred to as the “Termination Date.”

For purposes of this Agreement, "Effective Date" shall mean the date on which the merger of Boston Project Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), and Summerville Senior Living, Inc. ("Summerville"), pursuant to that certain Agreement and Plan of Merger dated as of March 29, 2007 among the Company, Merger Sub, Summerville and certain other parties, is effective.

2.
Services.  During the Service Period, Employee shall render services to the Company consistent with the positions of President and Co-Chief Executive Officer of the Company and Employee shall devote substantially his whole business time and attention to performing Employee’s obligations hereunder with regard to the business of the Company.  Notwithstanding the foregoing, the Company hereby acknowledges and agrees that Employee will be permitted to manage his personal investments and real estate transactions, during the Service Period to the extent that they do not materially interfere with Employee rendering services to the Company as described hereunder.

3.
Basic Service Compensation.  During the Initial Service Period, the Company shall, in consideration for Employee’s services hereunder, pay employee an annual base salary of $600,000, subject to the Company’s collection of all applicable withholding taxes.  Employee shall be entitled to receive a cost of living increase of no less than five percent (5%) per year annually and for any Extended Service Periods.  In addition, the Company shall provide the following:

A.	Company-paid term life insurance on the Employee’s life in the amount of $5 million for the benefit of Employee’s designated beneficiaries.

B.	Company-paid long-term disability insurance providing disability pay at an annual rate equal to 75% of the Employee’s annual rate of base salary as in effect from time to time under this Agreement.

C.	Health insurance coverage for Employee and his dependants through one of the Company’s contracted plans.

D.	Paid vacation (based on the Employee’s annual rate of base salary in effect at the time of payment) consistent with the Company’s policy for other senior management employees.

E.	In addition, Employee is eligible to participate in any other Company programs and/or benefits offered to senior management, including the executive non-qualified deferred compensation plan.

4.
Reimbursement of Expenses.  The Company will reimburse Employee for reasonable out-of-pocket expenses incurred on behalf of Employee in connection with the performance of services hereunder by Employee, in each case subject to and consistent with Company policy.

5.	Cash Bonus.

A.
Provided Employee has rendered services to the Company through December 31 of each year, and commencing in calendar year 2008, 3.5% of the annual year over year increase in EBITDA, capped at 75% of Employee’s annual base salary in respect of such year’s service.  However, should Employee services terminate prior to December 31 in any year by reason of his death or disability, then

Employee (or his estate) shall be entitled to a pro-rated amount to the time of termination of any bonus he would have otherwise earned for such year had he continued in the Company’s service through December 31 of that year.  Each bonus  payment under this Section 5.A shall be made no later than March 15 of the following year, unless it is not administratively feasible to do so, in which event the payment shall be made as soon as administratively practicable thereafter, but not later than the last day of such year. Notwithstanding any provision to the contrary, any grant of bonuses and any determination whether the bonus goal has been achieved, shall be made subject to the sole and absolute discretion of the Board.

B.	Each bonus payment under this Section 5 shall be subject to the Company’s collection of all applicable withholding taxes.

6.	Stock Options.

A.
Upon the Effective Date (or the first business day following the Effective Date, if such date is a Saturday, Sunday or holiday), the Company shall grant Employee stock options to purchase five hundred thousand (500,000) shares of Emeritus common stock under the Company’s employee stock option plan (the “Employee Options”).   The Employee Options shall have an exercise price per share equal to the closing selling price per share of Emeritus common stock on the date of grant and a maximum term of seven (7) years measured from such date.  The Employee Options shall vest and become exercisable in accordance with the following schedule:

Grant Date:

(i)	September 1, 2007 20%

(ii)	September 1, 2008: 40%

(iii)	September 1, 2009: 60%

(iv)	September 1, 2010: 80%

(v)	September 1, 2011: 100%

B.
The shares of Emeritus common stock subject to the Employee Options shall be registered on a form S-8 registration statement (or any successor form) filed with the Securities and Exchange Commission and maintained in effect until the Employee Options are exercised or terminate.

C.
In the event of a change of control (as defined below), the Employee Options immediately vest 100% and become exercisable for all of the option shares.  For purposes of this Agreement, a Change in Control shall be limited to the following events affecting the ownership or control of Emeritus:  (i) a merger or consolidation of Emeritus in which securities possessing more than fifty percent

(50%) or more of the total combined voting power or total combined fair market value of Emeritus’s outstanding securities are transferred to “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or “persons” different from the persons holding those securities immediately prior to such merger or consolidation, (ii) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) is permitted by the Board of Directors of Emeritus to become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (a) 30% or more of the outstanding shares of common stock of Emeritus (other than persons that own in excess of 20% of the outstanding shares of common stock of Emeritus as of the Effective Date) or (b) 30% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board of Directors of Emeritus, (iii) the Board of Directors of Emeritus determines to recommend the acceptance of any proposal set forth in a tender offer which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of acquiring control of Emeritus, or (iv) the sale, transfer or other disposition of all or substantially all of the assets of Emeritus.

D.	Upon Termination, Employee shall have a24-month period measured from the Termination Date to exercise all vested Employee Options.

E.
It is the mutual intent of the Company and the Employee that Employee’s participation in and entitlement to any monies from the Summerville Profit Participation Plan will cease as of the Effective Date.

7.	Termination.

A.
Termination in General.  The Service Period shall terminate on the first to occur of (i) the scheduled expiration date of the then-current Service Period, assuming notice of non-renewal by one of the Parties was provided in accordance with Section 1 above, (ii) Employee’s death or Disability (as defined below), (iii) termination of the Service Period by Employee with or without Good Reason (as defined below) or (iv) termination of the Service Period by the Board with or without Cause (as defined below).  Notwithstanding anything herein to the contrary, in the event the Service Period terminates for any reason, Employee will be entitled to receive the Accrued Obligations (as defined below).

B.
Termination by the Company for Cause.  If the Company terminates the Service Period for Cause, Employee will be entitled to receive (i) all of the accrued but unpaid compensation pursuant to Section 3 hereof as of the date of such termination, (ii) all of Employee’s unreimbursed expenses as of the date of such termination, incurred in accordance with Section 4 hereof,  (iii) all earned but unpaid Cash Bonus pursuant to Section 5 hereof and (iv) all Employee Options vested in accordance with the provisions of Section 6 hereof.  The amounts and the provisions specified in clause (i) through (iv) are collectively referred to herein as the “Accrued Obligations”.  The payments under clauses (i) through (iii) shall be made to Employee on the Termination Date or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such Termination Date occurs or (if later) the 15th day of the third calendar month following such Termination Date.

C.
Termination by Employee Without Good Reason.  If Employee terminates the Service Period pursuant to Section 1 or this Section 7 for reasons other than Good Reason, Employee will be entitled to receive payment of the Accrued Obligations on the Termination Date or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such Termination Date occurs or (if later) the 15th day of the third calendar month following such Termination Date.

D.
Termination by the Company for Reasons Other than Cause; Termination by Employee for Good Reason.  If the Service Period is terminated by the Company pursuant to Section 1 or this Section 7 for reasons other than for Cause, or by Employee for Good Reason, Employee will be entitled to (i) receive the Accrued Obligations, (ii) receive a lump sum payment equal to the lesser of (a) $2 million and (b) the amount of Employee’s then current annual base salary (prorated for partial years) otherwise payable through December 31, 2011 or the end of the current Extension Period, if applicable, and (iii) receive 100% vesting in the Employee Options.  Such payments under clauses (i) and (ii) shall be made to Employee on the Termination Date or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such Termination Date occurs or (if later) the 15th day of the third calendar month following such Termination Date.

E.
Termination as a Consequence of Employee’s Death or Disability.  If the Service Period is terminated as a consequence of Employee’s Death or Disability (as defined below), Employee will be entitled to (i) receive the Accrued Obligations and (ii) receive a lump sum payment equal to the amount of Employee’s then current annual base salary.  The payments under clauses (i) and (ii) shall be made to Employee (or his estate) on the Termination Date or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such Termination Date occurs or (if later) the 15th day of the third calendar month following such Termination Date.

F.	Definitions. For purposes of this Agreement:

(i)	“Cause” shall mean:

(a)	Employee’s willful and repeated failure to comply with the lawful written directives of the Board;

(b)	any knowing, willful or intentional act of disloyalty or misconduct by Employee that is materially injurious to the property,

operations, business or reputation of the Company, or Employee’s conviction for, or plea of guilty or nolo contendere to, a felony or for or of a crime involving moral turpitude; or

(c)
Employee’s material breach of the Agreement, provided that the Company has provided Employee with written notice of such material breach and Employee shall have failed to cure 30 business days after receipt by Employee of such written notice.

A determination that “Cause” exists shall be made by the Board, acting reasonably and in good faith; provided, however, that Employee has not waived his right to contest any such determination by the Company in accordance with the provisions of Section 16 below.

(ii)	“Good Reason” shall mean:

(a)
any reduction in (without Employee’s prior written consent), or failure by the Company to timely pay the amounts specified in Sections 3, 4 or 5 hereof or timely effect the grant of the Employee Options in accordance with Section 6 hereof;

(b)
any material change in Employee’s position and/or title (without Employee’s prior written consent) or material diminution in Employee’s duties, responsibilities and/or authority (without Employee’s prior written consent);

(c)
the occurrence of any of the following:  (i) a merger or consolidation of Emeritus into or with any other entity, but only if Emeritus or an entity, 50% or more of the total voting power of which is owned by Emeritus or its affiliates, is not the surviving entity in such merger or consolidation, (ii) a transfer to a third party which vests in such third party 50% or more of the total voting power of all classes of stock of Emeritus, (iii) any third party acquires more than 50% of the total number of shares of preferred stock of the Company that are issued and outstanding on the Effective Date, (iv) sale, transfer or other disposition of all or substantially all of the assets of Emeritus (each a “Restructuring Event”), unless the entity which survives the Restructuring Event shall assume and agree to perform the obligations of Emeritus hereunder pursuant to a written instrument acceptable to Employee, at Employee’s sole discretion or (v) during any period of 12 consecutive months, individuals who constitute the Board at the beginning of such period, together with any new directors whose election by the Board or whose nomination for election was previously so approved (collectively, the “Directors”), cease for any reason to constitute a majority of the Board then in office.  Notwithstanding any of the foregoing, the merger between the

Company and Summerville shall not constitute a Restructuring Event.

(d)
any material breach by the Company of this Agreement, provided that Employee has provided the Company with written notice of such material breach and the Company has failed to cure such material breach, to Employee’s reasonable satisfaction, within 30 business days after receipt by the Company of such written notice; or

(e)
any requirement by the Board that Employee relocate his principal residence or if the Company relocates its headquarters more than 20 miles from its location on the date hereof (without Employee’s prior written consent).

(iii)
“Disability” shall mean Employee’s mental or physical disability for such period of time and under such circumstances as entitle Employee to receive disability benefits under the terms of the long-term disability insurance policy then maintained by the Company.  If the Company does not have a long-term disability insurance policy, Disability shall mean Employee shall be unable to perform substantially all of his duties under this Agreement due to accident or disability or physical or mental illness for a period in excess of 90 or more consecutive working days in any 12-month period, or 120 or more total working days in any 12-month period.

8.
Confidential Information.  Employee acknowledges that information obtained by him during the Service Period concerning the business or affairs of the Company (“Confidential Information”) is the property of the Company.  Employee shall be prohibited at any time during or after the Service Period, without the prior written consent of the Board, from disclosing any Confidential Information to any unauthorized person or use for Employee’s own account or for the account of any person other than the Company, except (a) to the extent necessary to comply with applicable laws, (b) to the extent necessary for Employee to render services hereunder or (c) to the extent that such information becomes generally known to and available for use by the public other than as a result of Employee’s acts or failure to act.  Upon termination of the Service Period or at the request of the Board at any time, Employee agrees to deliver to the Company all documents containing Confidential Information or relating to the business or affairs of the Company that Employee may then possess or have under his control.

9.	Special Tax Gross-Up.

A.
In the event that (i) one or more of the payments or benefits which the Employee becomes entitled under this Agreement are deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute a parachute payment under Section 280(G) of the Internal Revenue Code (the “Code”) and (ii) it is determined that the aggregate present value (as determined in accordance with Code Section 280G and the Treasury Regulations thereunder)

of any such parachute payment exceeds the maximum amount which the Employee can receive without the imposition of an excise tax under Code Section 4999 (the “Maximum Permissible Parachute Amount”), then the Employee shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in a dollar amount determined pursuant to the following formula:

X  =  Y  ÷  [1 - (A + B + C)], where

X is the total dollar payment of the Gross-up Payment.

Y is the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on the Employee pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to  one or more payments provided the Employee under this Agreement or any other agreement with the Company.

A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,

B is the highest combined marginal federal income and applicable state income tax rate in effect for the Employee for the calendar year in which the Gross-Up Payment is made, determined after taking into account (i) the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year and (ii) any increase in effective tax rate due to the loss of itemized deductions by reason of applicable phase-out limitations, and

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made.

For purposes of this Section 9, the Independent Auditors shall mean a  nationally-recognized registered public accounting firm mutually acceptable to both the Company and the Employee, other than the firm serving as the independent audit firm for the Company or any other entity involved in the change in control transaction triggering the parachute payment under Code Section 280G.

B.	All determinations required to be made under this Section 9 shall be made by the Independent Auditors in accordance with the following procedures:

(i)
Within ten (10) business days after each receipt of written notice from the Company on or the Employee that a parachute payment under Code Section 280G has or is to be made, then the Independent Auditors shall provide both the Employee and the Company with a written determination of such parachute payment, together with detailed supporting calculations with respect to the Gross-Up Payment to which the Executive is entitled by reason of that parachute payment.  The Company shall pay the resulting Gross-Up Payment to the Employee within three (3) business days after receipt of such determination or (if later) contemporaneously with the payment or benefit triggering such Gross-Up Payment.

(ii)
In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any payment or benefit under Code Section 280G or the method of valuation therefor, the characterization afforded to such payment by those regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling.  All other determinations by the Independent Auditors shall be made on the basis of "substantial authority" (within the meaning of Section 6662 of the Code).

(iii)
The Company and the Employee shall each provide the Independent Auditors with access to and copies of any books, records and documents in their possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Section 9.

(iv)
All fees and expenses of the Independent Auditors and the appraisers shall be borne solely by the Company, and to the extent those fees or expenses are treated as a parachute payment under Code Section 280G, they shall be taken into account in the calculation of the Gross-Up Payment to which the Employee is entitled under this Section 9.

C.
The Employee shall provide written notification to the Company of any claim made by the Internal Revenue Service which would, if successful, require the payment by the Company of an additional Gross-Up Payment.  Such notification shall be given within ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which such notice is given to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due).   Prior to the expiration of such thirty (30)-day or shorter period, the Company shall ether (i) make the additional Gross-Up Payment to the Employee attributable to the Internal Revenue Service claim or (ii) provide written notice to the Employee that the Company shall contest the claim on the Employee’s behalf.  In the event, the Company provides the Employee with such written notice,  the Employee shall:

(i)	provide the Company with any information reasonably requested by the Company relating to such claim;

(ii)
take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Employee, with the fees and expenses of such attorney to be the sole responsibility of the Company without any tax implications to the Employee in accordance with the same tax indemnity/gross-up arrangement as in effect under subparagraph (iv) below;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)
permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon the Employee and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Employee for and hold him harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties) imposed upon the Employee and any Excise Tax or income or employment tax (including interest and penalties) attributable to the Company’s payment of that additional Excise Tax on Employee’s behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses.  The amounts owed to the Employee by reason of the foregoing shall be paid to him or on his behalf as they become due and payable. Without limiting the foregoing provisions of this subparagraph (iv), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company’s sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that should the Company direct the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify the Employee for and hold him harmless from, on an after-tax basis, any Excise Tax or income or employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance or any income resulting from the Company’s forgiveness of such advance;

provided, further, that the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

10.
D&O Insurance.  The Company will maintain at all times during the Service Period officer and director liability insurance coverage for Employee, in the same aggregate amount and under the same terms as are maintained for the Company’s senior officers and directors, and will otherwise indemnify Employee and hold him harmless (except for Employee’s gross negligence and/or willful misconduct) to the fullest extent permitted by Delaware law for all losses and expenses incurred by them as a result of any suits or proceedings relating to Employee’s rendering services to the Company hereunder.

11.
Section 409A. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code.  Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Employee under Code Section 409A.

A.
It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A.  Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and the Employee shall, within the remedial amendment period provided under the regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A.

B.
Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Employee becomes entitled under Section 7 of this Agreement shall be made or paid to the Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death, if  the Employee is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this subsection 11.B shall be paid in a lump sum to the Employee,  and any remaining payments due under this Agreement shall be paid in accordance with the normal  payment dates specified for them herein.

C.
Should the Employee comply with the provisions of subsections 11.A and 11.B above but nevertheless incur the  20% penalty tax imposed under Section 409A with respect to one or more payments or benefits provided to him under this Agreement, then the Employee will be entitled to receive an additional payment

(the “409A Gross-Up Payment”) in an amount such that after payment by the Employee of all federal, state and local income and employment taxes (including any interest or penalties imposed with respect to such taxes), including any tax imposed upon the 409A Gross-Up Payment, the Employee retains an amount of the 409A Gross-Up Payment equal to the 20% tax imposed upon the Employee’s deferred compensation.

12.
No Mitigation Duty.  The Company shall not be entitled to set off any of the following amounts against the payments or benefits to which the Employee may become entitled under this Agreement: (i) any amounts which the Employee may subsequently earn through other employment or service following his Termination Date with the Company or (ii) any amounts which the Employee might have potentially earned in other employment or service had he sought such other employment or service.

13.
Prior Agreements.  This Agreement embodies the complete agreement and understanding between the Parties and supersedes any and all prior agreements, arrangements or understandings, written or oral, between Parties.  Any agreements and understandings between Employee and Summerville pursuant to Employee’s employment contract with that company (“Summerville Contract”) are hereby considered null and void as of the Effective Date.  Employee understands and agrees he shall not be entitled to any further benefits pursuant to the Summerville Contract as of the Effective Date.  This Agreement may be amended or modified, and the terms hereof may be waived, only in writing duly executed and delivered by Employee and Emeritus.

14.	Survival. The provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 will survive any termination of this Agreement.

15.	Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Washington.

16.
Notices.  Any notices, consents or other communication required hereunder shall be in writing and shall be sufficiently given only if sent by overnight courier (such as Federal Express) or by registered or certified mail (return receipt requested), postage prepaid, or by facsimile or by e-mail addressed as follows (or to such other address or addresses as may hereafter be furnished in writing by notices similarly given by one Party to the other):

To Employee:

Granger Cobb
42 Tappan Lane
Orinda, CA  94563
E-mail:  granger.cobb@sslusa.com

To the Company or the Board:

EMERITUS CORPORATION
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Attn: Daniel R. Baty

17.
Counterparts.  This Agreement may be executed in two or more original counterparts, each of which shall constitute one and the same instrument.  Only one such counterpart signed by the Party against whom enforceability is sought needs to be produced to evidence the existence of the Agreement.  Signatures may be exchanged by telecopy, with original signatures to follow.  Each party to this Agreement agrees to be bound by its/his own telecopied signature and to accept the telecopied signature of the other Party to this Agreement.

18.
Severability.  The various provisions of the Agreement are severable from each other and from the rest of this Agreement, and, in the event any part of this Agreement is held to be invalid or unenforceable by a court or otherwise, the remainder of this Agreement shall be fully effective, operative and enforceable.

19.
Disputes; Attorneys’ Fees.  Except as otherwise provided in the last sentence hereof, the Parties agree that any claim, controversy or dispute arising out of, in connection with, related to or regarding the subject matter hereof (“Dispute(s)”) shall be resolved by arbitration (“Arbitration”) conducted by a single arbitrator engaged in the practice of law (the “Arbitrator”) under the Employment Arbitration Rules (the “EAR”) of the American Arbitration Association (“AAA”).  The Federal Arbitration Act, 9 U.S.C., Sections 1-16, not state law, shall govern all Arbitration proceedings instituted hereunder.  The Arbitrator’s award or ruling with respect to any Dispute shall be final, binding and nonappealable and may be entered in any court having jurisdiction thereof.  Each Party shall bear its own costs and attorneys’ fees of the Arbitration proceeding; provided, however, that, in addition to any damages awarded by the Arbitrator, the substantially prevailing Party in the Dispute (as determined by the Arbitrator) shall be entitled to receive from the other Party its/his reasonable attorneys’ fees and out-of-pocket costs.  The laws of the State of Washington shall govern the construction and interpretation of this Agreement, and any Arbitration hereunder shall be conducted in Seattle, Washington.  It is expressly agreed that a Party may seek injunctive relief in the case of any dispute in Arbitration or in an appropriate court of law or equity, at the sole discretion of such Party.

20.
Assignment.  Except as herein expressly provided, the respective rights and obligations of the Employee and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Employee and the Company and their permitted successors or assigns.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21.
Waiver.  No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth by their respective signatures:

Emeritus:

EMERITUS CORPORATION

By:           /s/  Daniel R. Baty

Name:      Daniel R. Baty

Title:        Chairman and Co-CEO

Employee:

By:           /s/  Granger Cobb

Granger Cobb